Exhibit 10.5

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

SECOND AMENDED AND RESTATED
2004 STOCK INCENTIVE PLAN

ARTICLE I GENERAL	1
1.1 Purpose	1
1.2 Definitions of Certain Terms	1
1.3 Administration	1
1.4 Persons Eligible for Awards	2
1.5 Types of Awards Under Plan	2
1.6 Common Shares Available for Awards	2

ARTICLE II AWARDS UNDER THE PLAN	3
2.1 Agreements Evidencing Awards	3
2.2 No Rights as a Shareholder	4
2.3 Grant of Restricted Common Shares	4
2.4 Grant of Restricted Stock Units	4
2.5 Grant of Dividend Equivalent Rights	4
2.6 Other Stock-Based Awards	4
2.7 Certain Restrictions	4

ARTICLE III MISCELLANEOUS	5
3.1 Amendment of the Plan	5
3.2 Confidentiality	5
3.3 Tax Withholding	5
3.4 Required Consents and Legends	5
3.5 Nonassignability; No Hedging	5
3.6 Successor Entity	6
3.7 Right of Discharge Reserved	6
3.8 Nature of Payments	6
3.9 Non-Uniform Determinations	6
3.10 Other Payments or Awards	6
3.11 Plan Headings	7
3.12 Termination of Plan	7
3.13 Governing Law; Venue	7
3.14 Severability; Entire Agreement	7
3.15 Waiver of Claims	7
3.16 No Third Party Beneficiaries	7
3.17 Successors and Assigns of Allied World	7
3.18 Date of Adoption and Approval of Shareholders	8
3.19 Section 409A	8

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

SECOND
AMENDED AND RESTATED

2004 STOCK INCENTIVE PLAN

ARTICLE I

GENERAL

1.1	Purpose

The purpose of the Allied World Assurance Company Holdings, Ltd
Second
Amended and Restated 2004 Stock Incentive Plan is to attract, retain and motivate officers, directors, employees (including prospective employees), consultants and others who may perform services for the Company, to compensate them for their contributions to the long-term growth and profits of the Company, and to encourage them to acquire a proprietary interest in the success of the Company.

1.2	Definitions of Certain Terms

“ALLIED WORLD” means Allied World Assurance Company Holdings, Ltd or a successor entity contemplated by Section 3.6.

“AWARD” means an award made pursuant to the Plan.

“AWARD AGREEMENT” means the written document by which each Award is evidenced.

“BOARD” means the Board of Directors of Allied World.

“CERTIFICATE” means a share certificate (or other appropriate document or evidence of ownership) representing Common Shares of Allied World.

“COMMITTEE” has the meaning set forth in Section 1.3.1.

“COMMON SHARES” mean the common shares of Allied World.

“COMPANY” means Allied World and its subsidiaries.

“COVERED PERSON” has the meaning set forth in Section 1.3.3.

“EMPLOYMENT” means a grantee’s performance of services for the Company, as determined by the Committee. The terms “employ” and “employed” shall have their correlative meanings.

“EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended from time to time, and the applicable rules and regulations thereunder.

“PLAN” means the Allied World Assurance Company Holdings, Ltd Second Amended and Restated 2004 Stock Incentive Plan, as described herein and as hereafter amended from time to time.

1.3	Administration

1.3.1 Except, as otherwise provided herein, the Plan shall be administered by a committee (the “Committee”) of the Board to be drawn solely from members of the Board who are not and have not been officers of the Company. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Award granted thereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be final, binding and conclusive on all grantees and on their legal representatives and beneficiaries. The Committee shall have the authority, in its absolute discretion, to determine the persons who shall receive Awards, the time when Awards shall be granted, the terms of such Awards and the number of Common Shares, if any, which shall be subject to such Awards. Unless otherwise provided in an Award Agreement, the Committee shall have the authority, in its absolute discretion, to (i) amend any outstanding Award Agreement in any respect, whether or not the rights of the grantee of such Award are adversely affected, including, without limitation, to accelerate the time or times at which the Award becomes vested, unrestricted or may be exercised, waive or amend any goals, restrictions or conditions set forth in such Award Agreement, or impose new goals, restrictions and conditions, or reflect a change in the grantee’s circumstances; and (ii) determine whether, to what extent and under what circumstances and method or methods (A) Awards may be (1) settled in cash, Common Shares, other securities, other Awards or other property or (2) canceled, forfeited or suspended, (B) Common Shares, other securities, other Awards or other property, and other amounts payable with respect to an Award may be deferred either automatically or at the election of the grantee thereof or of the Committee and (C) Awards may be settled by the Company or any of its designees. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards (including grants to members of the Board who are not employees of the Company) or administer the Plan, in which case the Board shall have all of the authority and responsibility granted to the Committee herein.

1.3.2 Actions of the Committee may be taken by the vote of a majority of its members. The Committee may allocate among its members and delegate to any person who is not a member of the Committee any of its powers, responsibilities or duties in accordance with applicable law.

1.3.3 No member of the Board or the Committee or any employee of the Company (each such person a “Covered Person”) shall have any liability to any person (including any grantee) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person shall be indemnified and held harmless by Allied World against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and against and from any and all amounts paid by such Covered Person, with Allied World’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that Allied World shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once Allied World gives notice of its intent to assume the defense, Allied World shall have sole control over such defense with counsel of Allied World’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s fraud or dishonesty. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under Allied World’s Memorandum of Association or Bye-Laws, as a matter of law, or otherwise, or any other power that Allied World may have to indemnify such persons or hold them harmless.

1.4	Persons Eligible for Awards

Awards under the Plan may be made to such officers, directors, employees (including prospective employees), consultants and other individuals who may perform services for the Company, as the Committee may select.

1.5	Types of Awards Under Plan

Awards may be made under the Plan in the form of (a) restricted stock, (b) restricted stock units, (c) dividend equivalent rights and (d) other equity-based or equity-related Awards that the Committee determines to be consistent with the purposes of the Plan and the interests of the Company. Allied World, however, will not grant stock options pursuant to the Plan.

1.6	Common Shares Available for Awards

1.6.1 Subject to adjustment as provided in Section 1.6.2 hereof, the maximum number of shares that may be issued under the Plan is two million (2,000,000) Common Shares. Such Common Shares may, in the discretion of the Committee, be either authorized but unissued shares or shares previously issued and reacquired by Allied World. If any Award shall expire, terminate or otherwise lapse, in whole or in part, any Common Shares subject to such Award (or portion thereof) shall again be available for issuance under the Plan. Any Common Shares delivered by

Allied World, any Common Shares with respect to which Awards are made by Allied World and any Common Shares with respect to which Allied World becomes obligated to make Awards, through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity, shall not be counted against the shares available for Awards under this Plan.

1.6.2 The Committee shall adjust the number of Common Shares authorized pursuant to Section 1.6.1 and the terms of any outstanding Awards (including, without limitation, the number of Common Shares covered by each outstanding Award, the type of property to which the Award is subject and the exercise or strike price of any Award), in such manner as it deems appropriate to preserve the benefits or potential benefits intended to be made available to grantees of Awards, for any increase or decrease in the number of issued Common Shares resulting from a recapitalization, stock split, stock dividend, combination or exchange of Common Shares, merger, amalgamation, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of Allied World. After any adjustment made pursuant to this Section 1.6.2, the number of Common Shares subject to each outstanding Award shall be rounded down to the nearest whole number. Notwithstanding the foregoing, in the event of (i) a merger, amalgamation or consolidation involving Allied World in which Allied World is not the surviving corporation; (ii) a merger, amalgamation or consolidation involving Allied World in which Allied World is the surviving corporation but the holders of shares of Common Shares receive securities of another corporation and/or other property, including cash; (iii) a the sale of greater than fifty percent (50%) of the securities of Allied World entitled to vote in the election of directors to the Board; or (iv) the reorganization or liquidation of Allied World (each, a “Corporate Event”), in lieu of providing the adjustment set forth in subsection (b) above, the Committee may, in its discretion, provide that all outstanding Awards shall terminate as of the consummation of such Corporate Event, and either (x) accelerate the vesting of, and cause all vesting restrictions to lapse on, all outstanding Awards to a date at least ten days prior to the date of such Corporate Event, or (y) provide that holders of Awards will receive a payment in respect of cancellation of their Awards based on the amount of the per share consideration being paid for the Common Shares in connection with such Corporate Event. Payments to holders pursuant to the preceding sentence shall be made in cash, or, in the sole discretion of the Committee, in such other consideration necessary for a holder of an Award to receive property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to such transaction, the holder of the number of Common Shares covered by the Award at such time.

1.6.3 There shall be no limit on the amount of cash, securities (other than Common Shares as provided in this Section 1.6) or other property that may be delivered pursuant to the Plan or any Award; provided, however, that during any time that the Company is subject to Section 162(m) of the Code, the maximum number of Common Shares with respect to which Awards may be granted to any individual in any one year shall not exceed the maximum number of Common Shares available for issue hereunder, as such number may change from time to time.

ARTICLE II

AWARDS UNDER THE PLAN

2.1	Agreements Evidencing Awards

Each Award granted under the Plan shall be evidenced by a written document that shall contain such provisions and conditions as the Committee deems appropriate. The Committee may grant Awards in tandem with or in substitution for any other Award or Awards granted under this Plan or any award granted under any other plan of the Company. By accepting an Award pursuant to the Plan, a grantee thereby agrees that the Award shall be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

2.2	No Rights as a Shareholder

No grantee of an Award shall have any of the rights of a shareholder of Allied World with respect to Common Shares subject to such Award until the delivery of such shares. Except as otherwise provided in Section 1.6.2, no adjustments shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, Common Shares, other securities or other property) for which the record date is prior to the date such shares are delivered.

2.3	Grant of Restricted Common Shares

The Committee may grant or offer for sale restricted Common Shares in such amounts and subject to Section 2.7 and such terms and conditions as the Committee shall determine. Upon the delivery of such shares, the grantee shall have the rights of a shareholder with respect to the restricted stock, subject to Section 2.7 and any other restrictions and conditions as the Committee may include in the applicable Award Agreement. In the event that a Certificate is issued in respect of restricted Common Shares, such Certificate may be registered in the name of the grantee but may be held by Allied World or its designated agent until the time the restrictions lapse.

2.4	Grant of Restricted Stock Units

The Committee may grant Awards of restricted stock units in such amounts and subject to Section 2.7 and such terms and conditions as the Committee shall determine. A grantee of a restricted stock unit will have only the rights of a general unsecured creditor of Allied World until delivery of Common Shares, cash or other securities or property is made as specified in the applicable Award Agreement. On the delivery date specified in the Award Agreement, the grantee of each restricted stock unit not previously forfeited or terminated shall receive one Common Share, or cash, securities or other property equal in value to a Common Share or a combination thereof as specified by the Committee.

2.5	Grant of Dividend Equivalent Rights

The Committee may include in the Award Agreement with respect to any Award a dividend equivalent right entitling the grantee to receive amounts equal to all or any portion of the dividends that would be paid on the Common Shares covered by such Award if such shares had been delivered pursuant to such Award. The grantee of a dividend equivalent right will have only the rights of a general unsecured creditor of Allied World until payment of such amounts is made as specified in the applicable Award Agreement. In the event such a provision is included in an Award Agreement, the Committee shall determine whether such payments shall be made in cash, in Common Shares or in another form, whether they shall be conditioned upon the exercise of the Award to which they relate, the time or times at which they shall be made, and such other terms and conditions as the Committee shall deem appropriate.

2.6	Other Stock-Based Awards

The Committee may grant other types of equity-based or equity-related Awards (including the grant or offer for sale of unrestricted Common Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may entail the transfer of actual Common Shares to Award recipients, or payment in cash or otherwise of amounts based on the value of Common Shares, and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

2.7	Certain Restrictions

In the case of an Award in the form of restricted stock or restricted stock units, at least one year must elapse before the delivery or payment of Common Shares, cash or other property, except in the case of (i) termination of employment due to death, disability, retirement at or after age 65 or change of control; or (ii) an Award that the Committee determines is performance based, in which case at least one year must elapse.

ARTICLE III

MISCELLANEOUS

3.1 Amendment of the Plan

3.1.1 Unless otherwise provided in an Award Agreement, the Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever, including in any manner that adversely affects the rights, duties or obligations of any grantee of an Award.

3.1.2 Unless otherwise determined by the Board, shareholder approval of any suspension, discontinuance, revision or amendment shall be obtained only to the extent necessary to comply with any applicable law or stock exchange listing requirement.

3.2 Confidentiality

In consideration of the grantee’s acceptance of any Award, the grantee hereby agrees to keep confidential the existence of, and any information concerning, any dispute arising in connection with any Award, the Plan and any related matters, except that the grantee may disclose information concerning such dispute to the court that is considering such dispute or to the grantee’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

3.3 Tax Withholding

As a condition to the delivery of any Common Shares pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an Award (including, without limitation, FICA tax), (a) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a grantee whether or not pursuant to the Plan or (b) the Committee shall be entitled to require that the grantee remit cash to the Company (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation.

3.4	Required Consents and Legends

3.4.1 If the Committee shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of Common Shares or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action being hereinafter referred to as a “plan action”), then such plan action shall not be taken, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Committee. The Committee may direct that any Certificate evidencing shares delivered pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as the Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop transfer order against any legended shares.

3.4.2 The term “consent” as used in this Section 3.4 with respect to any plan action includes (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, or law, rule or regulation of a jurisdiction outside the United States; (b) or any other matter, which the Committee may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made; (c) any and all other consents, clearances and approvals in respect of a plan action by any governmental or other regulatory body or any stock exchange or self-regulatory agency; and (d) any and all consents required by the Committee. Nothing herein shall require Allied World to list, register or qualify the Common Shares on any securities exchange.

3.5	Nonassignability; No Hedging

Except to the extent otherwise expressly provided in the applicable Award Agreement or determined by the Committee, no Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, and all such Awards (and any rights thereunder) shall be exercisable during the life of the grantee only by the grantee or the grantee’s legal representative. Any sale, exchange, transfer, assignment, pledge, hypothecation or other disposition in violation of the provisions of this Section 3.5 shall be null and void and any Award which is hedged in any manner shall immediately be forfeited. All of the terms and conditions of this Plan and the Award Agreements shall be binding upon any permitted successors and assigns.

3.6	Successor Entity

Unless otherwise provided in the applicable Award Agreement and except as otherwise determined by the Committee, in the event of a merger, amalgamation, consolidation, mandatory share exchange or other similar business combination of Allied World with or into any other entity or any transaction in which another person or entity acquires all of the issued and outstanding Common Shares of Allied World, or all or substantially all of the assets of Allied World, outstanding Awards may be assumed or a substantially equivalent award may be substituted by such successor entity or a parent or subsidiary of such successor entity.

3.7	Right of Discharge Reserved

Nothing in the Plan or in any Award Agreement shall confer upon any grantee the right to continued Employment by the Company or affect any right that the Company may have to terminate such Employment.

3.8	Nature of Payments

3.8.1 Any and all grants of Awards and deliveries of Common Shares, cash, securities or other property under the Plan shall be in consideration of services performed or to be performed for the Company by the grantee. Awards under the Plan may, in the discretion of the Committee, be made in substitution in whole or in part for cash or other compensation otherwise payable to a grantee by the Company. Only whole Common Shares shall be delivered under the Plan. Awards shall, to the extent reasonably practicable, be aggregated in order to eliminate any fractional shares. Fractional shares shall be rounded down to the nearest whole share and any such fractional shares shall be forfeited.

3.8.2 All such grants and deliveries shall constitute a special discretionary incentive payment to the grantee and shall not be required to be taken into account in computing the amount of salary or compensation of the grantee for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or under any agreement with the grantee, unless the Company specifically provides otherwise.

3.9	Non-Uniform Determinations

The Committee’s determinations under the Plan and Award Agreements need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards, (b) the terms and provisions of Awards and (c) whether a grantee’s Employment has been terminated for purposes of the Plan.

3.10	Other Payments or Awards

Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.11	Plan Headings

The headings in this Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

3.12	Termination of Plan

The Board reserves the right to terminate the Plan at any time; provided, however, that in any case, the Plan shall terminate on May
8, 2018,
 and provided further, that all Awards made under the Plan prior to its termination shall remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.

3.13 Governing Law; Venue

THIS PLAN SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. IN CONSIDERATION OF THE GRANTEE’S ACCEPTANCE OF THE ISSUANCE OF ANY AWARD, THE GRANTEE HEREBY EXPRESSLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF AND VENUE IN THE COURTS OF BERMUDA WITH RESPECT TO ANY SUIT OR CLAIM INSTITUTED BY THE COMPANY OR THE GRANTEE RELATING TO THIS PLAN OR THE AWARD.

3.14	Severability; Entire Agreement

If any of the provisions of this Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby; provided, that if any of such provisions is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

3.15	Waiver of Claims

Each grantee of an Award recognizes and agrees that prior to being selected by the Committee to receive an Award he or she has no right to any benefits hereunder. Accordingly, in consideration of the grantee’s receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, Allied World or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to this Plan or an Award Agreement to which his or her consent is expressly required by the express terms of an Award Agreement).

3.16	No Third Party Beneficiaries

Except as expressly provided therein, neither the Plan nor any Award Agreement shall confer on any person other than Allied World and the grantee of any Award any rights or remedies thereunder. The exculpation and indemnification provisions of Section 1.3.3 shall inure to the benefit of a Covered Person’s estate and beneficiaries and legatees.

3.17	Successors and Assigns of Allied World

The terms of this Plan shall be binding upon and inure to the benefit of Allied World and any successor entity contemplated by Section 3.6.

3.18	Date of Adoption and Approval of Shareholders

The Plan was adopted effective on February 28, 2008, by the Board, subject to approval by the shareholders of the Company at a General Meeting of Shareholders, on May 8, 2008.

3.19	Section 409A

The Plan and all Awards granted hereunder are intended to be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). To the extent that any Awards, payments or benefits provided hereunder are considered deferred compensation subject to Section 409A, the Company intends for this Plan and all Awards to comply with the standards for nonqualified deferred compensation established by 409A (the “409A Standards”). Notwithstanding anything herein to the contrary, to the extent that any terms of the Plan or any Award would subject recipient of an Award to gross income inclusion, interest or an additional tax pursuant to Section 409A, those terms are, to that extent, superseded by the 409A Standards. The Company reserves the right to amend Awards granted hereunder to cause such Awards to comply with or be exempt from Section 409A.